                                                                    EXHIBIT 14.1

                             GIANT INDUSTRIES, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS
                           FOR DIRECTORS AND EMPLOYEES
                             ADOPTED MARCH 11, 2004

INTRODUCTION

This Code of Business Conduct and Ethics (the "Code") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors of Giant Industries, Inc. and its subsidiaries (collectively, the "Company") and all employees, including officers, of the Company. All of our employees and directors must conduct themselves in accordance with the Code and seek to avoid the appearance of improper behavior.

If a law or regulation conflicts with a policy in this code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. QUESTIONS SHOULD BE REFERRED TO THE EMPLOYEE'S SUPERVISOR OR TO THE COMPANY'S LEGAL DEPARTMENT BEFORE ACTION IS TAKEN IF YOU ARE UNSURE WHAT TO DO.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Sections 11 and 12 of this Code.

1.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      Doing what is right, treating others as you would want to be treated, and obeying the law, both in letter and in spirit, are the foundations on which this Company's ethical standards are built. We expect all of our employees and directors to endeavor to respect and obey the applicable laws of the relevant jurisdictions in which we operate. Although not all employees and directors are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or the Company's Legal Department.

2.    CONFLICTS OF INTEREST

      A "conflict of interest" exists when a person's private interest interferes in any way - or appears to interfere - with the interests of the Company. A conflict situation can arise when an employee or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interests also may arise when an employee or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.

      It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Employees are not allowed to work for a competitor as an employee, consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on the Company's behalf.

      Directors should inform the Chair of the Corporate Governance and Nominating Committee and the CEO prior to accepting appointments to the board of directors or the advisory board of any public or privately held company. The disclosure requirements and other possible conflict of interest issues involved must be analyzed and discussed.

      Except as approved in advance by the Board of Directors (the "Board"), or as otherwise specified by the Board, conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear cut, so if an employee or a director has a question, he or she should consult with higher levels of management or the Company's Legal Department. Any employee or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 12 of this Code.

3.    INSIDER TRADING

      As more particularly described in the Company's Personnel Reference Manual and the Company's Policies and Procedures, employees and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company and its business relationships should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company's Legal Department.

4.    CORPORATE OPPORTUNITIES

      Employees and directors are prohibited from taking for themselves personally, or for members of their family, opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No employee or director may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.    COMPETITION AND FAIR DEALING

      We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through illegal business practices. Stealing, or inducing others to steal, proprietary information of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, and employees.

      To maintain the Company's valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, our products should be designed and manufactured, and our services should be performed, to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable regulations.

      The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, director, agent, or family member thereof, unless it: (i) is not a cash gift;
(ii) is consistent with customary business practices; (iii) cannot be construed as a bribe or payoff and (iv) does not violate any laws or regulations or the Gift Policy set forth in the Company's Personnel Reference Manual. Employees should discuss with their supervisors or the Company's Legal Department and directors should discuss with the Company's Legal Department, any gifts or proposed gifts that they are not certain are appropriate.

6.    DISCRIMINATION AND HARASSMENT

      We are firmly committed to providing equal opportunity in all aspects of employment and, as more particularly described in the Company's Personnel Reference Manual, we will not tolerate any illegal discrimination or harassment of any kind.

7.    HEALTH AND SAFETY

      As more particularly described in the Company's Personnel Reference Manual, the Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

      As more particularly described in the Company's Personnel Reference Manual, employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.

8.    RECORD-KEEPING

      The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

      Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is appropriate, ask your supervisor or the Accounting Department. Rules and guidelines are set forth in the Company's Policies and Procedures and are available from the Accounting Department. All of the Company's books, records, accounts and financial statements should be maintained in reasonable detail, should appropriately reflect the Company's transactions, and should conform to currently applicable legal requirements, generally accepted accounting principles (GAAP), and the Company's system of internal controls.

      Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should be retained or destroyed according to the Company's record retention policy set forth in the Company's Policies and Procedures. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company's Legal Department.

9.    CONFIDENTIALITY

      As more particularly described in the Company's Personnel Reference Manual and the Company's Policies and Procedures, employees and directors must maintain the confidentiality of confidential information entrusted to them by the Company, its advisors, or its customers, except when disclosure is authorized by the Legal Department or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful or embarrassing to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment or directorship terminates.

10.   PROTECTION AND PROPER USE OF COMPANY ASSETS

      Employees and directors should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

      The obligation of employees and directors to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It could also be illegal and result in civil or even criminal penalties.

11.   REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

      Employees and directors are encouraged to talk to supervisors, managers, the Company's Legal Department or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

12.   COMPLIANCE PROCEDURES

      We must all work to ensure prompt and consistent action against violations of this Code. In some situations, however, it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps directors and employees should keep in mind:

      - Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

      - Ask yourself: What specifically am I being asked to do? Does it seem illegal or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense.

      - Clarify your responsibility and role. In many situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

      - Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

      - Seek help from Company resources. In a case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or your Human Resources manager. If that also is not appropriate, call 800-937-4937, Ext. 8797, the Company's toll-free Business Practices Hot Line.

      - Report ethical violations in confidence and without fear of retaliation. You are encouraged to report ethical violations. If your situation requires that your identity be kept secret, your anonymity will be protected to the extent permitted by law. The Company does not permit retaliation against employees for good faith reports of ethical violations.

      - Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

13. PROVISIONS APPLICABLE TO THE PRINCIPAL EXECUTIVE OFFICER AND TO THE SENIOR FINANCIAL OFFICERS

      The Company's principal executive officer, principal financial officer, principal accounting officer, controller, and other persons performing similar functions (collectively, the "Financial Officers") are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. As a result, the Financial Officers of the Company are subject to the following specific provisions:

      - The Financial Officers shall promptly bring to the attention of the Company's Disclosure Committee any material information of which he or she may become aware that could affect the disclosures made by the Company in its public filings or otherwise assist management in fulfilling its responsibilities.

      - The Financial Officers shall promptly bring to the attention of the Company's Disclosure Committee and the Audit Committee any information he or she may have concerning: (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

      - The Financial Officers shall promptly bring to the attention of the General Counsel and the Audit Committee any information he or she may have concerning any material violation of this Code by any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

      - The Financial Officers shall promptly bring to the attention of the General Counsel, the Audit Committee and the Chief Executive Officer (the "CEO") any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code.

      - The Financial Officers shall promptly bring to the attention of the General Counsel, the Audit Committee and the CEO (unless the CEO is a party to the transaction or the relationship) any material transaction or relationship that arises and of which he or she becomes aware that reasonably could be expected to give rise to an actual or apparent conflict of interest.

14.   WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

      Every effort will be made to resolve potential conflicts of interest or other situations involving potential violations of this Code when they are disclosed promptly to management and the parties involved have acted in good faith. In the unlikely event potential conflicts cannot be resolved, waivers will only be given for matters where it is appropriate under the circumstances and the granting of such a waiver will not present a material financial or reputational risk to the Company. All such waivers must be approved, in advance, by the Board or as otherwise specified by the Board.

15.   EMPLOYEE COMPLAINT PROCEDURES

      Any employee of the Company may submit a good faith complaint regarding the business practices of the Company to the management of the Company without fear of dismissal or retaliation. The Company is committed to achieving compliance with all applicable laws and regulations, accounting standards, accounting controls and audit practices. The Company's Audit Committee will oversee treatment of employee concerns in this area.

      In order to facilitate the reporting of employee complaints, the Company's Audit Committee has established the following procedures for: (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters ("Accounting Matters"); (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and (iii) the receipt, retention, and treatment of complaints or concerns regarding any other business practices of the Company.

Receipt of Employee Complaints

- Employees may forward complaints on a confidential or anonymous basis to the following:

                             Giant Industries, Inc.
                           Business Practices Hotline
                             800-937-4937, Ext. 8797

- Employees with concerns also may report their concerns directly to the Company's General Counsel.

Treatment of Complaints

- All messages received on the Business Practices Hotline will be logged into a record kept by the Legal Department and will be initially referred to the Company's General Counsel (the "GC") and Chief Accounting Officer (the "CAO"). Messages involving material dollar amounts and/or executive officers of the Company also will immediately be referred to the Chairman of the Company's Audit Committee and the Company's CEO.

- The Audit Committee will coordinate the investigation of all messages involving material dollar amounts and/or executive officers of the Company. The GC and the CAO will coordinate the investigation of all other messages received. The Audit Committee, GC and CAO may delegate tasks to any Company employee or independent third party they deem appropriate. They also will regularly report to the CEO and the President on the status and/or outcome of the investigations of each matter; provided that, matters involving either the CEO or the President of the Company will be reported to the full Board.

- A written record of the course of each investigation and the outcome will be created and maintained in the Legal Department or by an independent third party if so directed by the Audit Committee.

- At each regularly scheduled meeting of the Company's Audit Committee and at any other time requested by the Audit Committee or the Board, the GC and/or CAO will give a report on all the messages received and the status and/or outcome of the investigations of each matter.

- The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.